Petroleum Place
Strata Web

Addendum to Memorandum of Understanding between Strata Web Systems Ltd. (Strata Web) and Sigma Explorations Inc. (Sigma) dated January 11, 1999. This 4th Addendum supersedes all previous addenda.

Strata Web Systems agrees to build and maintain a GIS (SigMAP) that Sigma can offer to its clients at the desktop level. Clients, via the Sigma website located at www.sigmaex.com will access SigMAP.

The Map will provide:

  Sigma public seismic lines and associated data consisting of 1986 and older 2D, 1987 & newer 2D and 3D. Sigma can periodically modify the vintage splits on these layers.

  Sigma proprietary lines and associated data consisting of: 1986 and older 2D, 1987 and newer 2D and 3D. These layers will be replaced by 3 "Automatically Available Data" layers by August 30, 2003.

  Grid and Culture for Western Canadian Sedimentary Basin, North West Territories, East Coast Canada and other regions of Canada when feasible.

  Well Spot Layer.

  Email Quality Inspection (QI) ordering functionality, including the ability to order from multiple layers in a single email.

  Land sale postings. Saskatchewan license postings will be added to SigMap by June 30, 2003.

  Online QI capabilities, via links to Vector Archives Ltd. or other data storage houses, for Sigma proprietary data and other data as available.

  Sigma is allowed to maintain 150 named licensees on the system within the infrastructure base coat. (Small companies will be assigned a single license. Large companies (the top 15) will be assigned licenses on a 1-per-5 basis, up to a maximum of 5 licenses.

Sigma's responsibilities will be as follow:

  Sigma will be the first level of support to assist the user in the Power Plug-in download.

  Sigma will be the first level of support to assist users with system usage.

  Sigma will manage the named user list.

The procedures for registering of Sigma clients will be as follows:

  Client clicks on Registration and fills in form.

  Form is emailed on completion to both Sigma and SWS.

  Sigma forwards email to SWS with approval.

  SWS sets up login and password and sends email back to Sigma.

  Sigma supplies clients with login/password.

In addition to the above, Strata Web will:

  Be available as second level support to Sigma personnel to assist in resolving user issues/problems. Support calls requiring extraordinary effort will be chargeable to Sigma at the standard support rate of $150/hr. When problems arise at a SigMAP client, Sigma will scope out the problem and resolve if possible. If this is not possible, Sigma will consult with StrataWeb to work out the best solution. Fees for any extraordinary SigMAP related problems (to be paid to Strata Web by Sigma) will be discussed in advance of implementation of the solution.

  Not be available for SigMAP users to contact directly except where all efforts states above fail to resolve the problem and provided that Sigma has given prior approval of such contact.

  Provide monthly reporting on system usage and activity.

  Provide regular updates of grid and culture, well spots and land sale postings to the Map.

  Implement Sigma data set updates, with an average effort of 4 hours up to 6 times per year. Strata Web may charge $150/hr for efforts related to implementation of additional updates requested to Sigma.

Billing Procedures:

  Strata Web will invoice monthly based on the following formula:

Infastructure Fixed $3000/mth

QI email requests $20/request

Named licensees beyond 150 $25/licensee/mth

Product Development & Support $150/hr.

  A QI is defined as a SigMAP client generated email, requesting information on a single or multiple seismic lines, from single or multiple data layers. When a single e-mail contains multiple lines, this represents a single QI. SigMAP users may also send several e-mails (one for each data layer) for a single QI if they are using the dynamic object viewer, this will be considered a single QI for billing purposes.

  Strata Web will send Sigma a monthly QI summary. Sigma will review, calculate the actual number of individual QI's and return to Strata Web in a timely manner. Strata Web will then invoice Sigma for all monthly costs.

  Data requests received from Talisman or from Sigma testing will not be considered as QI's and will not be billed.

Amendments and Additions to original Memorandum of Understanding (MOU):

  Termination of Agreement: Either party may terminate this MOU and any subsequent Amendments at any time upon sixty (60) days written notice thereof to the other party; provided always that such termination shall not affect any obligations which have accrued prior to the termination. Furthermore this MOU and any subsequent Amendments may be terminated within fifteen (15) days by either party if the other party is taken over or purchases or merged with, in whole or in part, by a firm which is a direct competitor of the first party. In this circumstance, the terminating party will put forth best efforts to minimize the impact of termination on the other party and the customers, as well as provide support to the other party to maintain existing functionality.

  Rights upon termination: In the event this agreement is terminated subject to the above, the rights to the name SigMap, the SigMAP logo, and all associated promotional products shall rest exclusively with Sigma. Furthermore, Sigma shall have the right to collaborate with other firms so as to continue to provide its customers with the services currently provided through SigMAP.

  Assignment: This MOU cannot be assigned without the written consent of each party, such consent will not be unreasonably withheld.

This term of this addendum will be 16 months from May 1, 2003 to August 30, 2004.

Agreed and accepted this 27th day of March, 2003.

Sigma Explorations Inc. Strata Web Systems Ltd.

/s/ Eric Schneider /s/ Ed Chesney